Exhibit 99.1

November 21, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK, ONEOK Partners and ONE Gas
to Hold Investor Conference and Webcast

2014 Earnings Guidance and Three-year Forecasts to be Discussed

TULSA, Okla. – Nov. 21, 2013 – ONEOK, Inc. (NYSE: OKE), ONEOK Partners, L.P. (NYSE: OKS) and ONE Gas, Inc. will hold an investor conference on Tuesday, Dec. 3, 2013, in New York City, from 9 a.m. Eastern Standard Time (8 a.m. Central Standard Time) to noon Eastern Standard Time (11 a.m. Central Standard Time). The meeting also will be carried live on ONEOK’s and ONEOK Partners’ websites.

The meeting will be hosted by John W. Gibson, chairman and chief executive officer of ONEOK and ONEOK Partners.

ONEOK’s, ONEOK Partners’ and ONE Gas’ management teams will present, including:

•	Terry K. Spencer, president of ONEOK and ONEOK Partners; and president and chief executive officer-designee of ONEOK and ONEOK Partners;

•	Pierce H. Norton II, executive vice president, commercial, ONEOK and ONEOK Partners; and president and chief executive officer-designee of ONE Gas;

•	Derek S. Reiners, senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners; and

•	Curtis L. Dinan, senior vice president, natural gas, ONEOK Partners; and senior vice president, chief financial officer and treasurer-designee of ONE Gas.

Other members of the management teams will be available to answer questions.

At the meeting, all three companies will discuss 2014 earnings guidance and three-year financial forecasts that will be announced on Dec. 2, 2013.

The webcast can be accessed on ONEOK’s and ONEOK Partners’ websites at www.oneok.com and www.oneokpartners.com. A replay of the webcast will be available for 30 days after the conference.

-more-

ONEOK, ONEOK Partners and ONE Gas to Hold Investor Conference and Webcast

November 21, 2013

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and as of Sept. 30, 2013, own 41.3 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the website at www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

###